Exhibit 99.1

For Immediate Release Citigroup Inc. (NYSE: C) October 17, 2011

CITIGROUP REPORTS THIRD QUARTER 2011 NET INCOME OF $3.8 BILLION, COMPARED TO $2.2 BILLION IN THIRD QUARTER 2010

EARNINGS PER SHARE(1) OF $1.23 VERSUS $0.72 IN THIRD QUARTER 2010

THIRD QUARTER 2011 REVENUES OF $20.8 BILLION INCLUDED $1.9 BILLION OF CVA(2)

EARNINGS PER SHARE EXCLUDING CVA OF $0.84(3)

NET CREDIT LOSSES DECLINED 41% FROM PRIOR YEAR PERIOD TO $4.5 BILLION

LOAN LOSS RESERVE RELEASE OF $1.4 BILLION IN THIRD QUARTER, DOWN FROM $2.0 BILLION IN EACH OF SECOND QUARTER 2011 AND THIRD QUARTER 2010

TIER 1 COMMON OF $115.3 BILLION, TIER 1 COMMON RATIO OF 11.7%

CITI HOLDINGS ASSETS OF $289 BILLION, 31% LOWER THAN PRIOR YEAR PERIOD

New York, October 17, 2011 — Citigroup Inc. today reported net income of $3.8 billion, or $1.23 per diluted share, for the third quarter of 2011, which was 74% higher than the prior year period and 13% above the second quarter 2011.  Third quarter revenues of $20.8 billion increased slightly from the prior year period and the second quarter 2011.

Third quarter revenues included $1.9 billion of credit valuation adjustment (CVA) reflecting the widening of Citi’s credit spreads during the third quarter.  Excluding CVA, third quarter 2011 revenues were $18.9 billion, 8% below the prior year period and 8% below the second quarter 2011.  CVA increased reported third quarter earnings by $0.39 per share.

Vikram Pandit, Citi’s Chief Executive Officer, said, “Citi continues to navigate a challenging economic environment and delivered another quarter of solid operating results. We continued to manage our risk prudently while growing the businesses that are core to our strategy. We have reduced the size of Citi Holdings to 15% of our balance sheet and further improved our financial strength.  We are very well positioned as we help our clients navigate the world’s current trends and key opportunities.”

“In addition, over the past few years we have significantly strengthened our retail partner cards business and it has earned $2.2 billion pre-tax through the first three quarters.  After a careful review of the business, which took into account current trends in credit and technology, we have decided that it makes strategic sense to move retail partner cards and a vast majority of its assets from Citi Holdings into Citicorp. The transition will be completed by the end of this year.”

(1)  All per share numbers throughout this release reflect Citigroup’s 1-for-10 reverse stock split, which was effective May 6, 2011. Income available for EPS purposes reflects deductions for preferred stock dividends and restricted stock adjustments for employee plans.

(2)  See Appendix A.

(3)  Assumes an effective tax rate of 37.9%.

The year-over-year decline in Citigroup revenues, excluding CVA, was driven by lower revenues in both Citicorp and Citi Holdings.  Citicorp revenues, excluding CVA, were down 2% from the prior year period largely due to lower revenues in Securities and Banking that more than offset higher revenues in Regional Consumer Banking (RCB), while Citi Holdings revenues declined 27% from the prior year period largely from the impact of a 31% decline in Citi Holdings assets from the third quarter 2010.

Citicorp revenues of $17.7 billion in the third quarter 2011 included $1.9 billion of CVA.  Excluding the CVA, Citicorp revenues of $15.8 billion were 2% lower than the third quarter 2010.  The decline was largely due to lower revenues in Securities and Banking, which were 12% below the prior year period and more than offset 2% growth in RCB revenues and 7% growth in Transaction Services revenues from the prior year period.

Citi Holdings revenues of $2.8 billion were 27% below the prior year period.  The decline in Citi Holdings revenues was principally due to the continuing reduction in assets, which fell $132 billion, or 31%, from the prior year period.  Citi Holdings assets of $289 billion at the end of the third quarter 2011 represented approximately 15% of total Citigroup assets.

Corporate/Other revenues fell $296 million from the prior year period to $300 million.  The decline in Corporate/Other revenues largely reflected lower investment yields, lower gains on sales of available for sale (AFS) securities and hedging activities.

International RCB revenues in Asia, Latin America and EMEA increased 10% year-over-year in aggregate to $4.9 billion, reflecting growth in virtually all significant consumer banking drivers in Asia and Latin America.

North America RCB revenues of $3.4 billion were 9% lower than the prior year period.  The decline in revenues was principally caused by lower average card balances, the impact on card yields of the look-back provisions of the Credit Card Accountability Responsibility and Disclosure (CARD) Act and lower gains on sale in mortgages.

Transaction Services revenues grew 7% from the prior year period to $2.7 billion as a result of higher balances and growth across trade, cards and securities services.

Securities and Banking revenues grew 20% year-over-year to $6.7 billion.  Third quarter 2011 results included $1.9 billion of positive CVA from a widening of Citi’s credit spreads.  Excluding the impact of CVA, Securities and Banking revenues in the third quarter were $4.8 billion, down 12% from the prior year period.  The ongoing challenging macro environment negatively affected investor sentiment, client activity and trading, leading to lower results in Fixed Income Markets, Equities and Investment Banking during the quarter that more than offset increased revenues in Lending.

Citigroup’s net income increased 74% to $3.8 billion, compared to the third quarter 2010, reflecting the impact of CVA and a $2.6 billion improvement in the cost of credit, which was partially offset by an 8%, or $940 million, increase in operating expenses from the prior year period.  Total cost of credit during the quarter fell 43% to $3.4 billion.  The improvement in credit costs was driven by a 41% decline in net credit losses to $4.5 billion and a $1.4 billion release of credit reserves, reflecting a lower level of inherent losses remaining in the portfolio.  Operating expenses increased 8% from the prior year period to $12.5 billion, reflecting higher expenses from the impact of foreign exchange translation, higher legal and related expenses and ongoing investment spending, which were partially offset by ongoing reengineering benefits and lower expenses in Citi Holdings and Securities and Banking.

Citigroup’s total allowance for loan losses was $32.1 billion at quarter end, or 5.1% of total loans.  The $1.4 billion net release of credit reserves in the quarter was down 28% from the prior year period as higher reserve releases in Citicorp were offset by lower releases in Citi Holdings.  Credit reserve releases in Citicorp of $585 million were $159 million higher than the prior year period as additional credit reserve releases in North America RCB, largely related to Citi-branded cards, were offset by lower credit reserve releases from international RCB.  Citi Holdings credit reserve releases fell $703 million to $838 million as releases in Local Consumer Lending (LCL) decreased, largely due to lower releases in the retail partner cards portfolio, and lower releases in the Special Asset Pool (SAP) where total loan levels continue to decline.  Citigroup asset quality continued to improve as total non-accrual assets fell 44% to $13.5 billion from third quarter 2010.  Corporate non-accrual loans fell 58%

to $4.2 billion and consumer non-accrual loans fell 36% to $7.9 billion.  Consumer loans that were 90+ days delinquent, excluding the SAP, fell 39% versus the prior year period to $9.3 billion, or 2.3% of consumer loans.

Citigroup’s capital levels and book value continued to increase versus the prior year period.  Book value per share was $60.56 and tangible book value per share(4) was $49.50, 8% and 11% increases, respectively, versus the prior year period.  Citigroup’s Tier 1 Capital Ratio was 13.5% and its Tier 1 Common Ratio was 11.7%.

CITIGROUP

(in millions of dollars, except per share amounts)	3Q’11	2Q’11	3Q’10	QoQ%	YoY%

Citicorp	17,705	16,348	16,289	8%	9%
Citi Holdings	2,826	4,011	3,853	-30%	-27%
Corporate/Other	300	263	596	14%	-50%
Total Revenues	$20,831	$20,622	$20,738	1%	0%

Expenses	$12,460	$12,936	$11,520	-4%	8%

Net Credit Losses	4,514	5,147	7,659	-12%	-41%
Loan Loss Reserve Build/(Release) (a)	(1,422)	(1,979)	(1,967)	-28%	-28%
Provision for Benefits and Claims	259	219	227	18%	14%
Total Cost of Credit	$3,351	$3,387	$5,919	-1%	-43%

Income from Cont. Ops. Before Taxes	$5,020	$4,299	$3,299	17%	52%
Provision for Income Taxes	1,278	967	698	32%	83%

Income from Continuing Operations	$3,742	$3,332	$2,601	12%	44%
Net income (loss) from Disc. Ops.	1	71	(374)	-99%	NM
Non-Controlling Interest	(28)	62	59	NM	NM
Citigroup Net Income	$3,771	$3,341	$2,168	13%	74%

Tier 1 Common Ratio	11.7%	11.6%	10.3%
Tier 1 Capital Ratio	13.5%	13.6%	12.5%
Return on Common Equity	8.4%	7.7%	5.4%
Book Value per Share	$60.56	$60.34	$55.97
Tangible Book Value per Share	$49.50	$48.75	$44.42

(a) Includes provision for unfunded lending commitments

(4)  Tangible book value per share is a non-GAAP financial measure. See Appendix B for additional information on this metric.

CITICORP

(in millions of dollars)	3Q’11	2Q’11	3Q’10	QoQ%	YoY%

Regional Consumer Banking	8,268	8,193	8,145	1%	2%
Securities and Banking	6,723	5,481	5,601	23%	20%
Transaction Services	2,714	2,674	2,543	1%	7%
Total Revenues	$17,705	$16,348	$16,289	8%	9%

Expenses	$9,778	$10,062	$8,931	-3%	9%

Net Credit Losses	1,933	2,153	3,020	-10%	-36%
Loan Loss Reserve Build/(Release) (a)	(585)	(914)	(426)	-36%	37%
Provision for Benefits and Claims	45	26	38	73%	18%
Total Cost of Credit	$1,393	$1,265	$2,632	10%	-47%

Net Income	$4,640	$3,656	$3,503	27%	32%

Net Revenues
North America	6,483	6,101	6,565	6%	-1%
EMEA	3,555	2,928	2,917	21%	22%
LATAM	3,381	3,529	3,255	-4%	4%
Asia	4,286	3,790	3,552	13%	21%

Net Income
North America	1,496	1,167	720	28%	NM
EMEA	1,013	643	805	58%	26%
LATAM	721	859	985	-16%	-27%
Asia	1,410	987	993	43%	42%

EOP Assets ($B)	1,364	1,380	1,283	-1%	6%
EOP Loans ($B)	444	440	394	1%	13%
EOP Deposits ($B)	776	788	757	-2%	3%

(a) Includes provision for unfunded lending commitments

Citicorp

Citicorp revenues of $17.7 billion increased 9% from the prior year period.  Excluding CVA, Citicorp revenues fell 2% to $15.8 billion.  Revenue growth in the international RCB businesses and in Transaction Services was offset by revenue declines in North America RCB and Securities and Banking. The combined revenues of the international RCB (Asia, Latin America and EMEA) grew 10% from the prior year period, while Transaction Services revenues grew 7%.  Offsetting that growth was a 9% decline in North America RCB revenues and a 12% decline in Securities and Banking revenues, excluding CVA.

Citicorp net income increased 32% from the prior year period to $4.6 billion and was significantly affected by CVA.  The increase in net income reflected the CVA in Securities and Banking and higher net income in RCB, which was offset by a small decline in net income in Transaction Services. The higher net income in RCB was due to increased credit reserve releases and lower net credit losses in North America and continuing growth in Asia that was partially offset by a lower net income in Latin America RCB, principally from the absence of loan loss reserve releases in the quarter.

Citicorp cost of credit in the third quarter 2011 fell 47% from the prior year period to $1.4 billion.  The decline was largely driven by a $1.1 billion decline in net credit losses to $1.9 billion and a $159 million increase in the release of credit reserves to $585 million.  The substantial majority of the reserve release was attributed to consumer loans, largely Citi-branded cards, as credit quality across the consumer portfolio continued to improve.  Citicorp’s loans 90+ days delinquent fell 28% from the prior year period to $2.5 billion, and the 90+ days delinquent ratio fell 32% to 1.05% of loans.

Citicorp operating expenses increased 9% year-over-year to $9.8 billion.  The increase was due to the impact of foreign exchange translation and investment spending, partially offset by productivity savings and other expense reductions.

Citicorp end of period loans grew 13% versus the prior year period to $444 billion, with most of the growth coming from the emerging markets.  Consumer loans grew 6% to $237 billion and corporate loans grew 21% to $207 billion, each versus the prior year period.

Regional Consumer Banking

(in millions of dollars)	3Q’11	2Q’11	3Q’10	QoQ%	YoY%

North America	3,418	3,367	3,741	2%	-9%
EMEA	363	388	347	-6%	5%
LATAM	2,420	2,412	2,223	0%	9%
Asia	2,067	2,026	1,834	2%	13%
Total Revenues	$8,268	$8,193	$8,145	1%	2%

Expenses	$4,753	$4,770	$4,085	NM	16%

Net Credit Losses	1,846	2,003	2,730	-8%	-32%
Loan Loss Reserve Build/(Release) (a)	(662)	(850)	(400)	-22%	66%
Provision for Benefits and Claims	45	26	38	73%	18%
Total Cost of Credit	$1,229	$1,179	$2,368	4%	-48%

Net Income	$1,611	$1,598	$1,226	1%	31%

Net Income
North America	692	686	177	1%	NM
EMEA	8	26	18	-69%	-56%
LATAM	344	401	535	-14%	-36%
Asia	567	485	496	17%	14%

(in billions of dollars)
Avg. Citi-branded Card Loans	110	110	110	0%	1%
Avg. Retail Banking Loans	129	127	109	2%	18%
Avg. Deposits	313	315	296	0%	6%
Investment Sales (Int’l Only)	22	25	21	-12%	1%
Cards Purchase Sales	71	71	66	0%	9%

(a) Includes provision for unfunded lending commitments

Regional Consumer Banking

RCB revenues of $8.3 billion grew 2% year-over-year.  Revenue growth of 10% in international RCB was offset by a 9% decline in North America RCB.  Conversely, net income in international RCB declined 12% from the prior year period to $919 million, while North America RCB net income increased $515 million to $692 million, largely as a result of lower credit reserve releases internationally and higher releases and lower net credit losses in North America.

North America RCB revenues declined 9% versus the prior year period to $3.4 billion.  The decline reflected lower revenues in mortgages and cards, partially offset by improved results in banking.  Lower origination volumes and gains on sale drove the decline in mortgage revenues.  Cards revenues declined due to a 4% decline in average cards receivables to $73 billion and lower average yields largely attributed to the impact of the look-back provisions of the CARD Act.  Banking revenues increased from the prior year period as average loans grew 19% to $35 billion with most of the growth coming from mortgages.

North America RCB net income was $692 million, up from $177 million in the third quarter 2010.  The growth in net income was driven by the release of credit reserves and lower net credit losses in the third quarter that was partially offset by a 24% year-over-year growth in operating expenses to $1.8 billion, mostly due to ongoing investment spending in marketing and technology.

North America RCB credit quality continued to improve as net credit losses fell $815 million, or 41%, to $1.2 billion compared to the prior year period.  Net credit losses improved in both Citi-branded cards and retail banking.  Delinquencies in both cards and retail banking also improved across virtually all buckets versus the prior year period.  The total credit reserve release in the third quarter was $653 million, compared to a build of $40 million in the third quarter 2010.   The third quarter 2011 reserve release was driven by Citi-branded cards.

International RCB revenues grew across all regions versus the prior year period with Asia revenues growing 13%, Latin America 9% and EMEA 5%.  Latin America and Asia each saw double digit growth year-over-year in average loans, average deposits and purchase sales.

International RCB net income fell 12% from the prior year period to $919 million due to a smaller net credit reserve release of $9 million in the third quarter 2011 compared to a net release of $440 million in the prior year period, combined with a 12% increase in operating expenses to $2.9 billion.  The higher expenses reflected ongoing investments, the impact of foreign exchange translation and higher business volumes, partially offset by productivity gains.

International RCB credit quality improved from the prior year period as net credit losses fell 9% to $691 million.  Total reserves released in the third quarter were $9 million, down from $440 million in the third quarter 2010, as reserve releases declined in EMEA and Asia, but Latin America had a reserve build of $63 million in the quarter.  Overall credit quality in international RCB continued to improve as delinquencies in both cards and retail banking were lower across all buckets even as the underlying loan portfolios grew at double digit rates versus the third quarter 2010.

Securities and Banking

(in millions of dollars)	3Q’11	2Q’11	3Q’10	QoQ%	YoY%

Investment Banking	736	1,085	930	-32%	-21%
Lending	1,030	356	(11)	NM	NM
Equity Markets	634	812	1,040	-22%	-39%
Fixed Income Markets	3,802	3,033	3,501	25%	9%
Private Bank	557	555	497	NM	12%
Other Securities and Banking	(36)	(360)	(356)	90%	90%
Total Revenues	$6,723	$5,481	$5,601	23%	20%

Expenses	$3,582	$3,901	$3,610	-8%	-1%

Net Credit Losses	70	151	289	-54%	-76%
Credit Reserve Build/(Release) (a)	104	(91)	(10)	NM	NM
Total Cost of Credit	$174	$60	$279	NM	-38%

Net Income	$2,137	$1,185	$1,356	80%	58%

CVA	$1,888	$147	$99

Net Revenues
North America	2,445	2,125	2,203	15%	11%
EMEA	2,299	1,642	1,735	40%	33%
LATAM	519	681	643	-24%	-19%
Asia	1,460	1,033	1,020	41%	43%

Income from Continuing Ops.
North America	666	337	430	98%	55%
EMEA	737	343	499	NM	48%
LATAM	208	297	277	-30%	-25%
Asia	526	212	179	NM	NM

(a) Includes provision for unfunded lending commitments

Securities and Banking

Securities and Banking revenues grew 20% from the prior year period to $6.7 billion due to the $1.9 billion of CVA recorded in the quarter.  Excluding CVA, Securities and Banking revenues were down 12% to $4.8 billion reflecting lower results in Fixed Income Markets, Equities and Investment Banking, partially offset by increased revenues in Lending.

Fixed Income revenues of $3.8 billion in the third quarter 2011 included $1.5 billion of CVA.  Excluding CVA, Fixed Income revenues were $2.3 billion, 33% below the prior year period. The third quarter was dominated by significant macroeconomic concerns including the U.S. debt ceiling debate and subsequent downgrade of U.S. sovereign credit, the ongoing sovereign debt crisis in Europe and general concerns about the health of the global economy.  Market fears led to a broad widening of credit spreads and heightened volatility combined with declining liquidity in many markets as many participants stayed on the sidelines.  Despite generally stable client revenues in the quarter, trading results were adversely affected by the difficult operating environment.  The decline in Fixed Income revenues from the prior year period was largely driven by significantly lower results in Credit Products and Securitized Products that were partially offset by revenue growth in Rates and Currencies and Commodities versus the prior year period.

Equity Markets revenues of $634 million in the third quarter included $345 million of CVA.  Excluding CVA, Equity revenues fell 73% year-over-year to $289 million.  While revenues in Cash Equities and Prime Finance were relatively unchanged from the prior year period, the difficult market conditions in the third quarter drove significant declines in Derivatives and Principal Strategies revenues, which were largely responsible for the year-over-year decline in Equities Markets revenues.

Investment Banking revenues declined 21% from the prior year period to $736 million as revenues in Advisory, Debt Underwriting and Equity Underwriting all fell.  The decline in revenues was driven by lower volumes in mergers and acquisitions and debt and equity issuance globally, reflecting the difficult and uncertain market conditions.

Lending revenues were $1.0 billion in the third quarter, up from ($11) million in the prior year period, largely from gains on hedges as credit spreads widened during the quarter.

Securities and Banking net income increased 58% from the third quarter 2010 to $2.1 billion. The increase was due to the increase in revenues from CVA.

Transaction Services

(in millions of dollars)	3Q’11	2Q’11	3Q’10	QoQ%	YoY%

Treasury and Trade Solutions	1,950	1,933	1,854	1%	5%
Securities and Fund Services	764	741	689	3%	11%
Total Revenues	$2,714	$2,674	$2,543	1%	7%

Expenses	$1,443	$1,391	$1,236	4%	17%

Net Credit Losses	17	(1)	1	NM	NM
Loan Loss Reserve Build/(Release) (a)	(27)	27	(16)	NM	69%
Total Cost of Credit	$(10)	$26	$(15)	NM	-33%

Net Income	$892	$873	$921	2%	-3%

Average Deposits ($ in billions)	$365	$365	$340	0%	7%
EOP Assets Under Custody ($ in trillions)	$12.5	$13.5	$12.4	-7%	1%

Net Revenues
North America	620	609	621	2%	0%
EMEA	893	898	835	-1%	7%
LATAM	442	436	389	1%	14%
Asia	759	731	698	4%	9%

Income from Continuing Ops.
North America	121	137	127	-12%	-5%
EMEA	289	289	306	0%	-6%
LATAM	169	161	174	5%	-3%
Asia	318	291	319	9%	0%

(a) Includes provision for unfunded lending commitments

Transaction Services

Transaction Services revenues were $2.7 billion, up 7% from the prior year period, driven largely by higher volumes and new client wins in trade, cards and securities services.

Transaction Services net income of $892 million fell 3% from the third quarter 2010, reflecting continued spread compression and a 17% increase in operating expenses to $1.4 billion from continued investment spending.

Transaction Services average deposits and other customer liabilities balances grew 7% year-over-year to $365 billion, with growth across all regions, and assets under custody grew 1% to $12.5 trillion, reflecting increased customer inflows.

CITI HOLDINGS

(in millions of dollars)	3Q’11	2Q’11	3Q’10	QoQ%	YoY%

Brokerage and Asset Management	55	47	(8)	17%	NM
Local Consumer Lending	2,998	2,949	3,547	2%	-15%
Special Asset Pool	(227)	1,015	314	NM	NM
Total Revenues	$2,826	$4,011	$3,853	-30%	-27%

Expenses	$2,104	$2,204	$2,228	-5%	-6%

Net Credit Losses	2,581	2,995	4,640	-14%	-44%
Loan Loss Reserve Build/(Release) (a)	(838)	(1,065)	(1,541)	-21%	-46%
Provision for Benefits and Claims	215	193	189	11%	14%
Total Cost of Credit	$1,958	$2,123	$3,288	-8%	-40%

Net Income (Loss)	$(802)	$(218)	$(1,146)	NM	30%

Net Income (Loss)
Brokerage and Asset Management	(90)	(101)	(159)	11%	43%
Local Consumer Lending	(585)	(746)	(830)	22%	30%
Special Asset Pool	(127)	629	(157)	NM	19%

EOP Assets
Brokerage and Asset Management	26	27	28	-4%	-7%
Local Consumer Lending	218	228	298	-4%	-27%
Special Asset Pool	45	53	95	-15%	-53%

EOP Loans ($B)	194	208	261	-7%	-26%
EOP Deposits ($B)	71	73	82	-3%	-14%

(a) Includes provision for unfunded lending commitments

Citi Holdings

Citi Holdings revenues decreased 27% from the prior year period to $2.8 billion as assets declined 31% to $289 billion.  Lower revenues in LCL and the SAP drove the lower results in Citi Holdings.  LCL revenues of $3.0 billion fell 15% from the prior year period primarily due to the 22% decline in end of period loans to $187 billion.  SAP revenues fell $541 million from the prior year period to ($227) million, primarily due to lower net interest revenue.  The decline in net interest revenue reflects the decrease in interest earning assets as total assets declined 53% year-over-year.  Brokerage and Asset Management revenues were $55 million, compared to ($8) million in the prior year period, largely reflecting the absence of mark downs on private equity investments in the prior year period.  The equity contribution from the Morgan Stanley Smith Barney joint venture was essentially unchanged versus the prior year period.

Citi Holdings net loss of $802 million decreased 30% from the prior year period. Operating expenses decreased 6% to $2.1 billion and credit costs fell 40% to $2.0 billion.  The decline in operating expenses reflected lower assets from divestitures and run off, partially offset by higher legal and related costs and restructuring expenses.

Citi Holdings cost of credit decreased by $1.3 billion, or 40%, year-over-year to $2.0 billion, driven by a 44% reduction in net credit losses to $2.6 billion, partially offset by a 46% reduction in the credit reserve release to $838 million.  Credit improved in LCL with net credit losses declining 40% from the prior year period to $2.4 billion, partially offset by a 41% decrease in the credit reserve release to $558 million.  Improvement in net credit losses was reflected across LCL’s international, North America cards and North America real estate lending portfolios.  Year-over-year cost of credit in SAP also improved as a $487 million reduction in net credit losses was partially offset by a $305 million, or 52%, reduction in the loan loss reserve release. SAP net credit losses in the third quarter 2011 were $202 million and the net loan loss reserve release was $279 million.

Citi Holdings allowance for credit losses was $18.6 billion at the end of the third quarter 2011, or 9.6% of loans. Delinquencies for LCL improved year-over-year, as 90+ day delinquent loans decreased 42% to $6.8 billion, or 3.9% of loans.

Corporate/Other

Corporate/Other revenues decreased 50% year-over-year to $300 million.  The decline in Corporate/Other revenues largely reflected lower investment yields, lower gains on sales of AFS securities and hedging activities.

Corporate/Other net loss was $109 million, compared to net income of $134 million in the prior year period.  The decline was due to the decrease in revenues year-over-year, as well as higher legal and related expenses and investment spending in operations and technology.

RESULTS BY REGION AND SEGMENT

	Revenues			Income from Continuing Ops.
(in millions of dollars)	3Q’11	2Q’11	3Q’10	3Q’11	2Q’11	3Q’10

North America
Regional Consumer Banking	3,418	3,367	3,741	692	686	177
Securities and Banking	2,445	2,125	2,203	666	337	430
Transaction Services	620	609	621	121	137	127
Total North America	$6,483	$6,101	$6,565	$1,479	$1,160	$734

EMEA
Regional Consumer Banking	363	388	347	9	28	17
Securities and Banking	2,299	1,642	1,735	737	343	499
Transaction Services	893	898	835	289	289	306
Total EMEA	$3,555	$2,928	$2,917	$1,035	$660	$822

Latin America
Regional Consumer Banking	2,420	2,412	2,223	344	402	532
Securities and Banking	519	681	643	208	297	277
Transaction Services	442	436	389	169	161	174
Total Latin America	$3,381	$3,529	$3,255	$721	$860	$983

Asia
Regional Consumer Banking	2,067	2,026	1,834	567	485	496
Securities and Banking	1,460	1,033	1,020	526	212	179
Transaction Services	759	731	698	318	291	319
Total Asia	$4,286	$3,790	$3,552	$1,411	$988	$994

Citicorp	$17,705	$16,348	$16,289	$4,646	$3,668	$3,533

Citi Holdings	$2,826	$4,011	$3,853	$(795)	$(168)	$(1,066)

Corporate / Other	$300	$263	$596	$(109)	$(168)	$134

Citigroup	$20,831	$20,622	$20,738	$3,742	$3,332	$2,601

Citi will host a conference call today at 11:00 AM (EDT).  A live webcast of the presentation, as well as financial results and presentation materials, will be available at http://www.citigroup.com/citi/fin.  Dial-in numbers for the conference call are as follows: (866) 516-9582 in the U.S.; (973) 409-9210 outside of the U.S.  The conference code for both numbers is 98571323.

Citi, the leading global financial services company, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citi provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

Additional information may be found at www.citigroup.com | Twitter: @Citi | YouTube: www.youtube.com/citi | Blog: http://new.citi.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

Additional financial, statistical, and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement.  Both this earnings release and the Third Quarter 2011 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com or www.citi.com.

Certain statements in this release are “forward-looking statements” within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors, including the precautionary statements included in this document and those contained in Citigroup’s filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” section of Citigroup’s 2010 Annual Report on Form 10-K.

Contacts:

Press:	Jon Diat	(212) 793-5462	Equity Investors:	John Andrews	(212) 559-2718
	Shannon Bell	(212) 793-6206	Fixed Income Investors:	Ilene Fiszel Bieler	(212) 559-5091
	Anu Ahluwalia	(212) 559-4114

Appendix A: CVA

(In millions of dollars)	3Q’11	2Q’11	3Q’10
Securities and Banking
CVA on Citi Liabilities at Fair Value Option	1,574	240	(230)
Derivatives CVA (1),(2)	314	(93)	329
Total Securities and Banking CVA	$1,888	$147	$99

Special Asset Pool
CVA on Citi Liabilities at Fair Value Option	32	1	(3)
Derivatives CVA (1)	19	16	19
Total Special Asset Pool CVA	$50	$17	$16
Total Citigroup CVA	$1,938	$164	$115

(1) Net of hedges. (2) Includes Private Bank.

Note: Totals may not sum due to rounding

Appendix B: Non-GAAP Financial Measures

Preliminary
(in millions, except per share amounts)	9/30/2011

Citigroup’s Total Stockholders’ Equity	$177,372
Less: Preferred Stock	312
Common Stockholders’ Equity	177,060
Less:
Goodwill	25,496
Intangible Assets (other than Mortgage Servicing Rights)	6,800
Net Deferred Tax Assets Related to Goodwill and Intangible Assets	47
Tangible Common Equity (TCE)	$144,717

Common Shares Outstanding at Quarter-end	2,923.7

Tangible Book Value Per Share	$49.50
(Tangible Common Equity / Common Shares Outstanding)